Exhibit 10.7

FIRST AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT

This First Amendment to Preferred Stock Purchase Agreement (“Amendment”) is entered into on November 8, 2011, between Uluru Inc., a Nevada corporation ( “Company”) and  Ironridge Global III, LLC, a Delaware limited liability company ("Purchaser").

Recitals

WHEREAS, on September 13, 2011, Company entered into a Preferred Stock Purchase Agreement (“Agreement”) with Purchaser under which Purchaser is committed to purchase for cash up to $650,000 of the Company’s redeemable, convertible Series A Preferred Stock (“Preferred”) at $10,000 per Preferred Share.

WHEREAS, on September 20, 2011, Purchaser funded the first $150,000 Closing under the Agreement.

WHEREAS, the remaining Closings under the Agreement are subject to satisfaction of the timing conditions set forth in Section II.C.2 of the Agreement.

WHEREAS, in order to effect an immediate Closing under the Agreement, the parties desire to amend the Agreement on the terms set forth in this Amendment.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Amendments.

a. Section II.C.2 of the Agreement is hereby amended in its entirely and replaced with the following:

“2.  Closings.  Purchaser will purchase and make payment for the following portions of Preferred Shares, in cash by wire transfer of immediately available funds to an account designated by Company, and Company will deliver the Preferred Shares to Purchaser by reputable overnight courier (each, a “Closing”), on each of the following Trading Days (each a “Closing Date”):

a.           15 Preferred Shares for $150,000.00 on the earlier of (i) 3 Trading Days after the Notice Date; and (ii) the Trading Day that aggregate trading volume of the Common Stock on the Trading Market after the Notice Date, as reported by Bloomberg, equals or exceeds $300,000.00; in each case excluding any Trading Day on which the Common Stock has traded below the Floor Price;

b.           10 Preferred Shares for $100,000.00 on November 9, 2011;

c.           25 Preferred Shares for $250,000.00 on the earlier of (i) 20 Trading Days after the second Closing Date; and (ii) the Trading Day that aggregate trading volume of the Common Stock on the Trading Market after the prior Closing Date, as reported by Bloomberg, equals or exceeds $750,000.00; in each case excluding any Trading Day on which the daily VWAP, as reported by Bloomberg, is at or below the Floor Price; and

d.           15 Preferred Shares for $150,000.00 on the earlier of (i) 20 Trading Days after the third Closing Date; and (ii) the Trading Day that aggregate trading volume of the Common Stock on the Trading Market after the prior Closing Date, as reported by Bloomberg, equals or exceeds $450,000.00; in each case excluding any Trading Day on which the daily VWAP, as reported by Bloomberg, is at or below the Floor Price.”

b. The defined term “Floor Price” in Exhibit 1 of the Agreement is hereby amended in its entirely and replaced with the following:

 “Floor Price” means $0.3400 per share of Common Stock.

c. Section II.C.6 of the Agreement is hereby amended in its entirely and replaced with the following:

“6.   Company Election.  The Company may, at Company’s sole option in Company’s absolute discretion, give Purchaser written notice that Company makes an irrevocable election (“Election”) to have Trading Days after the date of the Election on which the VWAP is at or below the Floor Price included for purposes of Section II.C.2.c and/or Section II.C.2.d, in which case the Price per Preferred Share with respect to such Closing will be equal to $10,000, multiplied by the average of the daily VWAPs from the date of the Election to the date of the Closing, multiplied by 0.85, divided by the Floor Price.”

2.           Entire Agreement.  This Amendment, together with the Agreement which (except as amended hereby) is incorporated herein by reference, contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written, which the parties acknowledge have been merged into this Amendment.  No party, representative, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding or representation not expressly set forth hereinabove.  The parties hereby expressly waive all rights and remedies, at law and in equity, directly or indirectly arising out of or relating to, or which may arise as a result of, any Person’s reliance on any such assurance.

3.           Ratification of Agreement.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.  This Amendment shall be deemed to be a Transaction Document.  Except as set forth in this Amendment, the Agreement, all agreements entered into contemporaneously therewith, and all of the terms, conditions, representations, warranties, covenants and provisions set forth therein, are hereby confirmed and ratified in all respects, and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first set forth above.

Company:

ULURU INC.,
a Nevada corporation

By:		/s/ Kerry Gray
	Name:	Kerry Gray
	Title:	Chief Executive Officer

By:		/s/ Terry Wallberg
	Name:	Terry Wallberg
	Title:	Chief Financial Officer

Purchaser:

IRONRIDGE GLOBAL III, LLC,
a Delaware limited liability company

By:		/s/ Richard Kreger
	Name:	Richard Kreger
	Title:	Managing Director